Exhibit 99.1

PRESS RELEASE

For release:	November 8, 2022

Contact:	Media
Stephen W. Ries
Head of Investor Relations
(610) 668-3270
sries@gbli.com

Global Indemnity Group, LLC Reports Third Quarter 2022 Results

•

Growth in Gross Written Premium - An increase of 13.0% and 23.0% in gross written premiums for Continuing Lines for the three and nine months ended September 30, 2022, respectively, compared to the corresponding periods in 2021.

•

The combined ratio for Continuing Lines was 96.9% for the three months ended September 30, 2022 (Loss Ratio 58.3% and Expense Ratio 38.6%) and 96.0% for the nine months ended September 30, 2022 (Loss Ratio 58.4% and Expense Ratio 37.6%).

•

Lower Catastrophes – Strategy to lower catastrophe exposure resulted in catastrophe losses for Continuing Lines of $9.3 million for the nine months ended September 30, 2022 compared to $20.5 million in 2021. Losses related to hurricane Ian are estimated to be $1.5 million.

•

Farm, Ranch and Stable renewal rights sold for $30.0 million to Everett Cash Mutual to reinsure 100% of the business effective August 8, 2022. Everett Cash Mutual will also purchase American Reliable for book value which is expected to be $10 million at the time of close, which, subject to regulatory approvals and customary closing conditions, is expected to close in or before the first quarter of 2023. Impairments and third party legal and advisory expenses of $9.2 million related to these transactions were recorded in the third quarter. Farm, Ranch and Stable is now included in Exited Lines.

•

Investment income for the three months ended September 30, 2022, was $8.4 million compared to $9.3 million for the three months ended September 30, 2021. Investment income, excluding alternative investments was $9.5 million for the three months ended September 30, 2022, compared to $6.3 million for the three months ended September 30, 2021. Investment income for the nine months ended September 30, 2022 was $16.9 million compared to $29.8 million for the nine months ended September 30, 2021. Investment income, excluding alternative investments was $22.8 million for the nine months ended September 30, 2022, compared to $20.0 million for the nine months ended September 30, 2021.

•

Duration of the fixed income portfolio at September 30, 2022 was 1.7 years compared to duration of 3.0 years at December 31, 2021 and book yield on the portfolio increased from 2.2% at December 31, 2021 to 3.1% at September 30, 2022. In reducing duration and increasing yield, GBLI realized losses $33.1 million for the nine months ended September 30, 2022. However, the Company had realized gains of $2.2 million for the third quarter of 2022.

•

The Company generated net income to shareholders of $23.6 million, or $1.60 per share, for the three months ended September 30, 2022, compared to net loss available to shareholders of $7.8 million, or $0.54 per share, for the corresponding period in 2021. Net loss for the nine months ended September 30, 2022, was $3.5 million, or $0.24 per share, compared to net income available to shareholders of $3.8 million, or $0.26 per share, for the corresponding period in 2021. The net loss for the nine months ended September 30, 2022 of $3.5 million was primarily the result of substantially shortening the duration of the Company’s fixed income securities in its investment portfolio, the impact of an underperforming alternative investment, and the write off of debt issuance costs related to debt redemption of $130 million in April 2022 partially offset by proceeds of $30.0 million from the sale of Farm, Ranch & Stable renewal rights.

•

Book value increased $2.3 million from $641.3 million at June 30, 2022 to $643.6 million at September 30, 2022. Book value decreased $63.0 million from $706.6 million at December 31, 2021 to $643.6 million at September 30, 2022. Book value per share increased to $43.76 from $43.68 at June 30, 2022 and decreased from $48.44 at December 31, 2021 to $43.76 at September 30, 2022.

Other Items:

•

On October 21, 2022 Joseph W. Brown was appointed as Chief Executive Officer. Mr. Brown has served as a GBLI director since December 2015 and will remain on GBLI’s board of directors. Mr. Brown also has close to 50 years of insurance industry experience, including prior tenures as a director, chairman, and chief executive officer of MBIA, Inc., chairman of the board of Safeco, chairman of the board of Talegen Holdings, Inc., chairman of Noblr, Inc. and president and chief executive officer of Fireman’s Fund Insurance Company.

•

On October 21, 2022 GBLI also announced a stock repurchase program beginning in the fourth quarter of 2022. Repurchases of up to $32 million of GBLI’s currently outstanding A Common Shares have been authorized. The authorization to repurchase expires on December 31, 2027.

•	Effective October 21, 2022, Jason B. Hurwitz rejoined the Company’s Board of Directors.

•	Effective November 1, 2022, James R. Holt, Jr. ceased to be a Fox Paine Entities’ appointed member of the Company’s Board of Directors.

•	Effective November 1, 2022, Gary Tolman became a Fox Paine Entities’ appointed member of the Company’s Board of Directors.

Wilmington, Del., (November 8, 2022) – Global Indemnity Group, LLC (NYSE:GBLI) (the “Company”) today reported adjusted operating income, which excludes realized gains and losses, the results of Exited Lines, the loss on the extinguishment of debt, and the impact of the sale of the Farm, Ranch & Stable renewal rights, of $12.5 million for the nine months ended September 30, 2022, compared to $12.0 million for the nine months ended September 30, 2021. Adjusted operating income, was $5.3 million for the three months ended September 30, 2022, compared to $0.6 million for the corresponding period in 2021. Net loss available to shareholders for the nine months ended September 30, 2022, was $3.5 million compared to net income available to shareholders of $3.8 million for the corresponding period in 2021. Net income available to shareholders for the three months ended September 30, 2022 was $23.6 million, compared to net loss available to shareholders of $7.8 million for the corresponding period in 2021.

Selected Operating and Balance Sheet

Consolidated Results Including Continuing Lines and Exited Lines

(Dollars in millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Gross Written Premiums	$175.8	$174.3	$563.6	$513.1
Net Written Premiums	$142.8	$162.3	$469.5	$470.6
Net Earned Premiums	$153.6	$157.6	$458.2	$450.7

Net income (loss) available to shareholders	$23.6	$(7.8)	$(3.5)	$3.8
Net income (loss) from Continuing Lines	$23.4	$(0.1)	$(1.9)	$18.7
Net income (loss) from Exited Lines (1)	$0.2	$(7.7)	$(1.6)	$(14.9)
Net income (loss) available to shareholders per share	$1.60	$(0.54)	$(0.24)	$0.26

Adjusted operating income	$5.3	$0.6	$12.5	$12.0
Adjusted operating income per share	$0.35	$0.03	$0.83	$0.80

Combined ratio analysis:
Loss ratio	57.6%	69.3%	58.0%	64.5%
Expense ratio	39.6%	37.6%	39.0%	38.0%

Combined ratio	97.2%	106.9%	97.0%	102.5%

(1)	Underwriting income (loss) from Exited Lines, net of tax.

	As of September 30, 2022	As of June 30, 2022	As of March 31, 2022	As of December 31, 2021
Book value per share (1)	$43.76	$43.68	$45.78	$48.44
Shareholders’ equity (2)	$643.6	$641.3	$669.7	$706.6
Cash and invested assets (3)	$1,356.1	$1,326.5	$1,464.6	$1,532.0

(1)

Net of cumulative Company distributions/dividends to common shareholders totaling $4.75 per share, $4.50 per share, $4.25 per share and $4.00 per share as of September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, respectively.

(2)	Shareholders’ equity includes $4 million of series A cumulative fixed rate preferred shares.
(3)	Including receivable/(payable) for securities sold/(purchased).

Global Indemnity Group, LLC’s Business Segment Information for the Three and Nine Months Ended September 30, 2022 and 2021

	For the Three Months Ended September 30, 2022
(Dollars in thousands)	Continuing Lines	Exited Lines	Total
Revenues:
Gross written premiums	$144,315	$31,512	$175,827
Net written premiums	$139,634	$3,201	$142,835

Net earned premiums	$135,970	$17,674	$153,644
Other income	234	145	379

Total revenues	136,204	17,819	154,023

Losses and Expenses:
Net losses and loss adjustment expenses	79,312	9,147	88,459
Acquisition costs and other underwriting expenses	52,513	8,363	60,876

Income (loss) from segments	$4,379	$309	$4,688

Combined ratio analysis:
Loss ratio	58.3%	51.8%	57.6%
Expense ratio	38.6%	47.3%	39.6%

Combined ratio	96.9%	99.1%	97.2%

	For the Three Months Ended September 30, 2021
(Dollars in thousands)	Continuing Lines	Exited Lines	Total
Revenues:
Gross written premiums	$127,698	$46,605	$174,303
Net written premiums	$122,570	$39,729	$162,299

Net earned premiums	$113,042	$44,523	$157,565
Other income	169	245	414

Total revenues	113,211	44,768	157,979

Losses and Expenses:
Net losses and loss adjustment expenses	73,413	35,782	109,195
Acquisition costs and other underwriting expenses	40,535	18,747	59,282

Loss from segments	$(737)	$(9,761)	$(10,498)

Combined ratio analysis:
Loss ratio	64.9%	80.4%	69.3%
Expense ratio	35.9%	42.1%	37.6%

Combined ratio	100.8%	122.5%	106.9%

	For the Nine Months Ended September 30, 2022
(Dollars in thousands)	Continuing Lines	Exited Lines	Total
Revenues:
Gross written premiums	$446,217	$117,416	$563,633
Net written premiums	$426,957	$42,518	$469,475

Net earned premiums	$396,464	$61,752	$458,216
Other income	672	320	992

Total revenues	397,136	62,072	459,208

Losses and Expenses:
Net losses and loss adjustment expenses	231,345	34,427	265,772
Acquisition costs and other underwriting expenses	148,970	29,696	178,666

Income (loss) from segments	$16,821	$(2,051)	$14,770

Combined ratio analysis:
Loss ratio	58.4%	55.8%	58.0%
Expense ratio	37.6%	48.1%	39.0%

Combined ratio	96.0%	103.9%	97.0%

	For the Nine Months Ended September 30, 2021
(Dollars in thousands)	Continuing Lines	Exited Lines	Total
Revenues:
Gross written premiums	$362,876	$150,221	$513,097
Net written premiums	$342,827	$127,808	$470,635

Net earned premiums	$308,558	$142,115	$450,673
Other income	579	755	1,334

Total revenues	309,137	142,870	452,007

Losses and Expenses:
Net losses and loss adjustment expenses	188,347	102,569	290,916
Acquisition costs and other underwriting expenses	112,111	59,148	171,259

Income (loss) from segments	$8,679	$(18,847)	$(10,168)

Combined ratio analysis:
Loss ratio	61.0%	72.2%	64.5%
Expense ratio	36.3%	41.6%	38.0%

Combined ratio	97.3%	113.8%	102.5%

About Global Indemnity Group, LLC and its subsidiaries

Global Indemnity Group, LLC (NYSE:GBLI), through its several direct and indirect wholly owned subsidiary insurance companies, provides both admitted and non-admitted specialty property and specialty casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Group, LLC’s Continuing Lines segments are Commercial Specialty and Reinsurance Operations. The Exited Lines segment is comprised of business which the Company has decided it will no longer write.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties including COVID-19. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the Company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.

Selected Financial Data for the Three Months Ended September 30, 2022:

•

Gross written premiums, net written premiums, and net earned premiums excluding the Exited Lines (“Continuing Lines”), increased 13.0%, 13.9% and 20.3%, respectively. Consolidated gross written premiums, net written premiums, and net earned premiums increased/(decreased) 0.9%, (12.0%), and (2.5%), respectively.

•	Underwriting income (loss) – For the Continuing Lines business, underwriting income was $4.4 million in 2022 compared to underwriting loss of $0.7 million in 2021.

•	Excluding prior year development, underwriting income (loss) from Continuing Lines was $2.9 million compared to ($2.8) million in 2021.

•	Consolidated underwriting income (loss) was $4.7 million in 2022 compared to ($10.5) million in 2021.

•

Investment income – $8.4 million in 2022 ($9.5 million excluding alternatives investments) compared to $9.3 million in 2021 ($6.3 million excluding alternative investments). The decrease was primarily due to decreased returns from alternative investments and a decrease in dividend income as a result of the liquidation of the Company’s common stock portfolio during the first quarter of 2022. This reduction in investment income was partially offset by an increase in investment income from fixed maturities.

•	Realized gains/(losses) – $2.2 million in 2022 compared to ($0.3) million in 2021.

•	Book value per share – Increase of $0.08 per share. Gain on sale of Farm, Ranch & Stable renewals rights was offset by the impact of rising interest rates.

•	Tax expense/(benefit) – $7.4 million tax expense in 2022 compared to ($1.8) million tax benefit in 2021.

Selected Financial Data for the Nine Months Ended September 30, 2022:

•

Gross written premiums, net written premiums, and net earned premiums excluding the Exited Lines (“Continuing Lines”), increased 23.0%, 24.5% and 28.5%, respectively. Consolidated gross written premiums, net written premiums, and net earned premiums increased/(decreased) 9.8%, (0.2%), and 1.6%, respectively.

•	Underwriting income – For the Continuing Lines business, underwriting income was $16.8 million in 2022 compared to $8.7 million in 2021.

•	Excluding prior year development, underwriting income (loss) from Continuing Lines was $14.6 million compared to $3.5 million in 2021.

•	Consolidated underwriting income (loss) was $14.8 million in 2022 compared to ($10.2) million in 2021.

•

Investment income – $16.9 million in 2022 ($22.8 million excluding alternative investments) compared to $29.8 million in 2021 ($20.0 million excluding alternative investments). The decrease was primarily due to decreased returns from alternative investments and a decrease in dividend income as a result of the liquidation of the Company’s common stock portfolio during the first quarter of 2022. This reduction in investment income was partially offset by an increase in investment income from fixed maturities.

•

Realized gains/(losses) – ($33.1) million in 2022 compared to $7.3 million in 2021. Realized losses in 2022 were primarily due to the Company selling certain securities to offset anticipated rising interest rates by shortening duration and accelerating future maturities.

•	Book value per share – Decrease of $4.68 per share mainly due to rising interest rates. In addition to realized losses, shareholders’ equity includes $51.7 million of net after-tax unrealized losses.

•	Tax expense/(benefit)– $3.4 million tax expense in 2022 compared to ($1.1) million tax benefit in 2021.

Global Indemnity Group, LLC’s Gross Written and Net Written Premiums Results by Segment for the Three and Nine Months Ended September 30, 2022 and 2021

	Three Months Ended September 30,
	Gross Written Premiums			Net Written Premiums
	2022	2021	% Change	2022	2021	% Change
Commercial Specialty	$100,598	$97,950	2.7%	$95,917	$92,822	3.3%
Reinsurance Operations	43,717	29,748	47.0%	43,717	29,748	47.0%

Continuing Lines	144,315	127,698	13.0%	139,634	122,570	13.9%
Exited Lines	31,512	46,605	(32.4%)	3,201	39,729	(91.9%)

Total	$175,827	$174,303	0.9%	$142,835	$162,299	(12.0%)

	Nine Months Ended September 30,
	Gross Written Premiums			Net Written Premiums
	2022	2021	% Change	2022	2021	% Change
Commercial Specialty	$314,661	$286,690	9.8%	$295,401	$266,641	10.8%
Reinsurance Operations	131,556	76,186	72.7%	131,556	76,186	72.7%

Continuing Lines	446,217	362,876	23.0%	426,957	342,827	24.5%
Exited Lines	117,416	150,221	(21.8%)	42,518	127,808	(66.7%)

Total	$563,633	$513,097	9.8%	$469,475	$470,635	(0.2%)

Commercial Specialty: Gross written premiums and net written premiums increased 2.7% and 3.3%, respectively, for the three months ended September 30, 2022 as compared to the same period in 2021. Gross written premiums and net written premiums increased 9.8% and 10.8%, respectively, for the nine months ended September 30, 2022 as compared to the same period in 2021. The growth in gross written premiums and net written premiums was primarily driven by organic growth in existing programs, increased pricing, and several new lines and programs. This growth in premiums was partially offset by actions taken within Commercial Specialty to improve underwriting results by not renewing underperforming business.

Reinsurance Operations: Gross written premiums and net written premiums both increased 47.0% for the three months ended September 30, 2022 as compared to the same period in 2021. Gross written premiums and net written premiums both increased 72.7% for the nine months ended September 30, 2022 as compared to the same period in 2021. The growth in gross written premiums and net written premiums was primarily due to organic growth of existing casualty treaties.

Exited Lines: Gross written premiums and net written premiums decreased 32.4% and 91.9%, respectively, for the three months ended September 30, 2022 as compared to the same period in 2021. Gross written premiums and net written premiums decreased 21.8% and 66.7%, respectively, for the nine months ended September 30, 2022 as compared to the same period in 2021. The decrease in gross written premiums and net written premiums was primarily due to exiting lines of business unrelated to the Company’s continuing businesses.

Global Indemnity Group, LLC’s Combined Ratio for the Three and Nine Months Ended September 30, 2022 and 2021

For the Continuing Lines business, the combined ratio was 96.9% for the three months ended September 30, 2022, (Loss Ratio 58.3% and Expense Ratio 38.6%) as compared to 100.8% (Loss Ratio 64.9% and Expense Ratio 35.9%) for the three months ended September 30, 2021. The consolidated combined ratio was 97.2% for the three months ended September 30, 2022, (Loss Ratio 57.6% and Expense Ratio 39.6%) as compared to 106.9% (Loss Ratio 69.3% and Expense Ratio 37.6%) for the three months ended September 30, 2021.

•

For the continuing lines business, the accident year casualty loss ratio improved by 3.9 points to 60.0% in 2022 from 63.9% in 2021. The consolidated accident year casualty loss ratio improved by 3.8 points to 59.2% in 2022 from 63.0% in 2021. The improvement in the continuing lines accident year casualty loss ratio is primarily due to lower claims frequency as well as a change in the mix of business. The improvement in the consolidated accident year casualty loss ratio is primarily due to lower claims frequency and severity as well as a change in the mix of business.

•

For the continuing lines business, the accident year property loss ratio improved by 14.1 points to 58.1% in 2022 from 72.2% in 2021. The consolidated accident year property loss ratio improved by 17.6 points to 60.1% in 2022 from 77.7% in 2021. The improvement in the continuing lines and the consolidated accident year property loss ratio is primarily due to lower catastrophe claims frequency.

For the Continuing Lines business, the combined ratio was 96.0% for the nine months ended September 30, 2022, (Loss Ratio 58.4% and Expense Ratio 37.6%) as compared to 97.3% (Loss Ratio 61.0% and Expense Ratio 36.3%) for the nine months ended September 30, 2021. The consolidated combined ratio was 97.0% for the nine months ended September 30, 2022, (Loss Ratio 58.0% and Expense Ratio 39.0%) as compared to 102.5% (Loss Ratio 64.5% and Expense Ratio 38.0%) for the nine months ended September 30, 2021.

•

For the continuing lines business, the accident year casualty loss ratio improved by 1.2 points to 59.5% in 2022 from 60.7% in 2021. The consolidated accident year casualty loss ratio improved by 0.9 points to 59.1% in 2022 from 60.0% in 2021. The improvement in the continuing lines accident year casualty loss ratio is primarily due to lower claims frequency as well as a change in the mix of business. The improvement in the consolidated accident year casualty loss ratio is primarily due to lower claims frequency and severity as well as a change in the mix of business.

•

For the continuing lines business, the accident year property loss ratio improved by 9.0 points to 57.3% in 2022 from 66.3% in 2021. The consolidated accident year property loss ratio improved by 6.5 points to 62.0% in 2022 from 68.5% in 2021. The improvement in the continuing lines accident year property loss ratio is primarily due to lower catastrophe claims frequency partially offset by higher non-catastrophe claims severity. The improvement in the consolidated accident year property loss ratio is primarily due to lower catastrophe claims frequency.

###

Note: Tables Follow

GLOBAL INDEMNITY GROUP, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Gross written premiums	$175,827	$174,303	$563,633	$513,097
Ceded written premiums	(32,992)	(12,004)	(94,158)	(42,462)

Net written premiums	$142,835	$162,299	$469,475	$470,635

Net earned premiums	$153,644	$157,565	$458,216	$450,673
Net investment income	8,389	9,344	16,911	29,813
Net realized investment gains (losses)	2,234	(310)	(33,067)	7,342
Other income	30,316	389	30,839	1,287

Total revenues	194,583	166,988	472,899	489,115

Net losses and loss adjustment expenses	88,459	109,195	265,772	290,916
Acquisition costs and other underwriting expenses	60,876	59,282	178,666	171,259
Corporate and other operating expenses	14,064	5,387	21,718	15,992
Interest expense	—	2,596	3,004	7,887
Loss on extinguishment of debt	—	—	3,529	—

Income (loss) before income taxes	31,184	(9,472)	210	3,061
Income tax expense (benefit)	7,438	(1,759)	3,399	(1,118)

Net income (loss)	23,746	(7,713)	(3,189)	4,179
Less: Preferred stock distributions	110	110	330	330

Net income (loss) available to common shareholders	$23,636	$(7,823)	$(3,519)	$3,849

Per share data:
Net income (loss) available to common shareholders
Basic	$1.62	$(0.54)	$(0.24)	$0.27
Diluted (1)	$1.60	$(0.54)	$(0.24)	$0.26
Weighted-average number of shares outstanding
Basic	14,590	14,445	14,550	14,413
Diluted (1)	14,796	14,445	14,550	14,651

Cash distributions declared per common share	$0.25	$0.25	$0.75	$0.75

Combined ratio analysis: (2)
Loss ratio	57.6%	69.3%	58.0%	64.5%
Expense ratio	39.6%	37.6%	39.0%	38.0%

Combined ratio	97.2%	106.9%	97.0%	102.5%

(1)

For the three months ended September 30, 2021 and nine months ended September 30, 2022, “weighted-average shares outstanding – basic” was used to calculate “diluted earnings per share” due to a net loss for each period.

(2)

The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net earned premiums. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net earned premiums. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY GROUP, LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

ASSETS	(Unaudited) September 30, 2022	December 31, 2021
Fixed Maturities:
Available for sale, at fair value
(amortized cost: 2022 - $1,337,014 and 2021 - $1,193,746; net of allowance for expected credit losses of: $0 in 2022 and 2021)	$1,281,074	$1,201,866
Equity securities, at fair value	18,006	99,978
Other invested assets	38,222	152,651

Total investments	1,337,302	1,454,495

Cash and cash equivalents	18,891	78,278
Premium receivables, net of allowance for expected credit losses of $2,851 at September 30, 2022 and $2,996 at December 31, 2021	160,714	128,444
Reinsurance receivables, net of allowance for expected credit losses of $8,992 at September 30, 2022 and December 31, 2021	108,541	99,864
Funds held by ceding insurers	21,780	27,958
Deferred federal income taxes	46,540	37,329
Deferred acquisition costs	70,164	60,331
Intangible assets	14,898	20,261
Goodwill	4,820	5,398
Prepaid reinsurance premiums	56,205	53,494
Lease right of use assets	13,461	16,051
Other assets	25,821	30,906

Total assets	$1,879,137	$2,012,809

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$825,594	$759,904
Unearned premiums	330,536	316,566
Ceded balances payable	16,607	35,340
Payable for securities purchased	98	794
Contingent commissions	8,357	7,903
Debt	—	126,430
Lease liabilities	16,734	19,079
Other liabilities	37,617	40,172

Total liabilities	1,235,543	1,306,188

Shareholders’ equity:
Series A cumulative fixed rate preferred shares, $1,000 par value; 100,000,000 shares authorized, shares issued and outstanding: 4,000 and 4,000 shares, respectively, liquidation preference: $1,000 and $1,000 per share, respectively	4,000	4,000
Common shares: no par value; 900,000,000 common shares authorized; class A common shares issued: 10,701,873 and 10,574,589, respectively; class A common shares outstanding: 10,668,423 and 10,557,093, respectively; class B common shares issued and outstanding: 3,947,206 and 3,947,206, respectively	—	—
Additional paid-in capital (1)	451,142	447,406
Accumulated other comprehensive income, net of taxes	(45,337)	6,404
Retained earnings (1)	234,693	249,301
Class A common shares in treasury, at cost: 33,450 and 17,496 shares, respectively	(904)	(490)

Total shareholders’ equity	643,594	706,621

Total liabilities and shareholders’ equity	$1,879,137	$2,012,809

(1)	Since the Company’s initial public offering in 2003, the Company has returned $558 million to shareholders, including $488 million in share repurchases and $70 million in dividends/distributions.

GLOBAL INDEMNITY GROUP, LLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) September 30, 2022	December 31, 2021
Fixed maturities	$1,281.1	$1,201.9
Cash and cash equivalents	18.9	78.3

Total bonds and cash and cash equivalents	1,300.0	1,280.2
Equities and other invested assets	56.2	252.6

Total cash and invested assets, gross	1,356.2	1,532.8
Payable for securities purchased	(0.1)	(0.8)

Total cash and invested assets, net	$1,356.1	$1,532.0

	Total Investment Return (1)
	For the Three Months Ended September 30, (unaudited)		For the Nine Months Ended September 30, (unaudited)
	2022	2021	2022	2021
Net investment income	$8.4	$9.3	$16.9	$29.8

Net realized investment gains (losses)	2.2	(0.3)	(33.0)	7.3
Net unrealized investment losses	(23.0)	(4.8)	(64.4)	(23.7)

Net realized and unrealized investment return	(20.8)	(5.1)	(97.4)	(16.4)

Total investment return	$(12.4)	$4.2	$(80.5)	$13.4

Average total cash and invested assets	$1,341.3	$1,481.2	$1,444.0	$1,468.1

Total investment return %	(0.9%)	0.3%	(5.6%)	0.9%

(1)	Amounts in this table are shown on a pre-tax basis.

GLOBAL INDEMNITY GROUP, LLC

SUMMARY OF ADJUSTED OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted operating income, net of tax	$5,263	$593	$12,520	$12,036

Adjustments:
Underwriting income (loss) from Exited Lines, net of tax	244	(7,711)	(1,620)	(14,889)

Adjusted operating income (loss) including Exited Lines, net of tax (1)	5,507	(7,118)	10,900	(2,853)
Impact of the sale of Farm, Ranch & Stable renewal rights	16,469	—	16,469	—
Net realized investment gains (losses)	1,770	(595)	(27,029)	7,032
Loss on extinguishment of debt	—	—	(3,529)	—

Net income (loss)	$23,746	$(7,713)	$(3,189)	$4,179

Weighted average shares outstanding – basic	14,590	14,445	14,550	14,413

Weighted average shares outstanding – diluted	14,796	14,708	14,749	14,651

Adjusted operating income per share – basic (2)	$0.35	$0.03	$0.84	$0.81

Adjusted operating income per share – diluted (2)	$0.35	$0.03	$0.83	$0.80

(1)

Adjusted operating income including Exited Lines, net of tax, excludes preferred shareholder distributions of $0.11 million for both the three months ended September 30, 2022 and 2021 and $0.33 million for both the nine months ended September 30, 2022 and 2021.

(2)

The adjusted operating income per share calculation is net of preferred shareholder distributions of $0.11 million for both the three months ended September 30, 2022 and 2021 and $0.33 million for both the nine months ended September 30, 2022 and 2021.

Note Regarding Adjusted Operating Income

Adjusted operating income, a non-GAAP financial measure, is equal to net income (loss) excluding after-tax net realized investment gains (losses) and other unique charges not related to operations. Adjusted operating income is not a substitute for net income (loss) determined in accordance with GAAP, and investors should not place undue reliance on this measure.